                                                                   EXHIBIT 10.08

                                [CANCERVAX LOGO]

                            2003 MANAGEMENT INCENTIVE
                                COMPENSATION PLAN

                            CancerVax(TM) CorporatiON

                   2003 Management Incentive Compensation Plan

The CancerVax Corporation (CancerVax) Management Incentive Compensation Plan is designed to offer incentive compensation to key Associates by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Management Incentive Plan will create an environment which will focus key Associates on the achievement of objectives. Since cooperation between departments and Associates will be required to achieve corporate objectives that represent a significant portion of the Compensation Plan, the Plan should help foster improved teamwork and a more cohesive management team.

Purpose of the Plan

The CancerVax Management Incentive Compensation Plan (the "Plan") is designed to:

- Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

-    Reward those individuals who significantly impact corporate results

-    Encourage increased teamwork among all disciplines within the Company

- Incorporate an incentive program in the CancerVax overall compensation program to help attract and retain key Associates

Plan Governance

The Plan will be governed by the Compensation Committee of the Board of Directors. The President and CEO of CancerVax will be responsible for administration of the Plan. The Compensation Committee of the Board will be responsible for approving any incentive awards to officers of the Company and for determining and approving any incentive awards to the President and CEO.

Eligibility

Key Associates who may be eligible to participate in the Plan shall be selected at the sole discretion of the Company. To receive an incentive award, a participant must have been in an eligible position for at least three (3) consecutive months. In addition, the participant must have had at least an acceptable, "Meets Standard" rating on the most recent performance review and not be on probation at the time bonus determinations are made.

Form of Incentive Award Payments

Incentive award payments may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Company's Compensation Committee, subject to the approval of the Company's Board of Directors. In the event that the Compensation Committee and the Board of Directors elect to pay incentive awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination of the number of shares of stock or stock options to be issued to each Plan participant based, in part, upon each participant's Corporate and Individual Performance, as described below. The issuance of stock and stock options may also be subject to the approval of the Company's stockholders, and any stock options issued will be subject to the terms and conditions of the Company's 2000 Stock Incentive Plan, as amended from time to time by the Company.

Corporate and Individual Performance

Prior to the beginning of the Plan year, the President and CEO will present to the Board of Directors a list of the overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives, which must be approved by the responsible Vice President and by the President and CEO.

The Plan calls for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.

For 2003, an additional requirement has been added. In order for ANY incentive award to be paid to any of the Plan participants, the Company must achieve both of the following Key Objectives: 1) FDA release of the Partial Clinical Hold by the end of Q2 2003, and 2) completion of significant financing of at least $35 million in proceeds by the end of 2003.

The relative weight between corporate and individual performance factors may vary based on the individual's level within the organization. The weighting will be reviewed annually and may be adjusted, as necessary or appropriate. If both of the Key Objectives are achieved (as described above), the weighting for 2003 will be as follows; however, if the Key Objectives are not achieved, the weighting for 2003 will be 100% Corporate for all Plan participants:

                                                       Corporate        Individual
                                                       ---------        ----------
President and CEO                                         100%

Vice Presidents/Executive Directors                        75%              25%

Directors/Associate Directors/Senior Managers              50%              50%

Target Awards Multiplier

Cash Incentive Awards will be determined by applying an "achievement multiplier" to the base salary of participants in the Plan. The following target award multipliers will be used for this purpose:

Position                                Target Award Multiplier
--------                                -----------------------
President and CEO                                 50%

Vice President/Officers                           35%

Executive Directors                               25%

Directors                                         20%

Associate Directors/Senior Managers               15%

The target award multiplier will be used to establish the target incentive award at the beginning of each year. The target award multiplier will be equal to the actual award multiplier used at year-end in situations where corporate and individual objectives have been met for the year.

Performance Measurement

The following scale will be used to determine the actual award multiplier for cash incentive award caculations based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award. The same payment multiplier for the corporate component of each participant's annual award shall be used for all Plan participants in any given year.

     Performance Category                                              Award Multiplier
     --------------------                                              ----------------
1.   Performance for the year met or exceeded objectives
     or was excellent in view of prevailing conditions                    75% - 125%

2.   Performance generally met the year's objectives or
     was very acceptable in view of prevailing conditions                 50% -   75%

3.   Performance for the year met some, but not all, objectives           25% -   50%

4.   Performance for the year was not acceptable in view of
     prevailing conditions                                                         0%

Calculation of Cash Incentive Award

The example below shows sample cash incentive award calculations under the CancerVax Management Incentive Compensation Plan. First, a total target award is calculated by multiplying the Associate's base salary by the target award multiplier. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the award.

At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate corporate performance awards for all Plan participants. This is accomplished by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier. The individual award multiplier, which is based on an individual's performance against objectives, is used in the same way to calculate the actual individual performance award.

Example:  Cash Award Calculation
          Position:                                                         Executive Director
          Base Salary:                                                      $ 120,000
          Target award multiplier:                                                 25%
          Target award dollars:                                             $  30,000

          Target award components (based on performance factor mix):
          Target award based on corporate performance (75%):                $  22,500
          Target award based on individual performance (25%):               $   7,500

          Actual Cash Award Calculation
          Assumed payment multipliers based on assessment of
          corporate and individual performance:
                   Corporate multiplier                                     75%-performance generally met year's objectives
                   Individual multiplier                                    125%-performance generally exceeded objectives
          Cash Award:
                   Corporate component                                      $16,875  ($22,500 x  75%)
                   Individual component                                       9,375  ($ 7,500 x 125%)

Payment of the Incentive Award

Annual performance reviews for Plan participants will be completed by February 27, 2004. Payment of incentive awards will be made as soon as practicable thereafter. Cash incentive award calculations will be based on the participant's base salary as of December 31, 2003. In addition to the required review process, incentive award payments to the President/CEO and to the Vice President/CFO will be made after the completion and issuance of the Company's year-end audited Financial Statements.

Participants who have been in an eligible position for less than a year, but for at least three months, will receive a pro-rata bonus based on the number of days in an eligible position.

Termination

A Plan participant whose employment terminates voluntarily prior to the payment of the incentive awards, will not be eligible to receive an incentive award. If a participant's employment is terminated involuntarily during the calendar year, or prior to payment of awards, it will be at the absolute discretion of the Company whether or not an award payment is made.

Company's Absolute Right to Alter or Abolish the Plan

CancerVax reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation.

Employment Duration/Employment Relationship

This Plan does not, and CancerVax's policies and practices in administering this Plan do not, constitute a contract or other agreement concerning the duration of any participant's employment with the Company. The employment relationship of each participant is "at will" and may be terminated at any time by CancerVax or by the participant, with or without cause.

                            CANCERVAX(TM) CORPORATION

                   2003 MANAGEMENT INCENTIVE COMPENSATION PLAN

This is to acknowledge that I have received a copy of the 2003 MANAGEMENT INCENTIVE COMPENSATION PLAN.

Name: ______________________________                Date: _________________
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      Please return signed copy to the Human Resources Department.